Exhibit 99.1

OMNIQ Announces 30% increase YOY in Q3 Revenue to $ 20.5 million, Nine-Month Revenue increased 26% to a Record $ 53.4 Million, Q3 YoY Gross Profit increased 66% to $4.7M.

SALT LAKE CITY, (GLOBE NEWSWIRE) — OMNIQ Corp. (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, today announced its financial results for the three month period ended September 30, 2021.

OMNIQ Q3 2021 and recent highlights include:

●	30% YoY increase in Q3 sales to $20.5 million

●	26% YoY increase in 9-months sales to $53.4 million

●	56% sequential increase in Q3 sales over Q2 2021

●	66% YoY increase in gross profit

●	Gross margins of 23% in Q3 increased by 5% over Q3 2020 Gross Margins of 18%

●	Cash grew by 118% since December 31, 2021 to approximately $10 million

●	Began trading on Nasdaq

●	Closed a Private Placement of Unregistered Common Stock

●	Closed acquisition of 51% of Dangot Computers

●	Dangot Computers Ltd awarded with an approximate $2 Million order for Intelligent Healthcare Carts (IHC) from Israel’s Largest Health Maintenance Organization (HMO)

●	Announced Advanced A.I. Based License Plate Recognition Systems ordered to be deployed at the Miami International Airport (MIA)

●	Received a 10-Year Contract from La Sierra University for its AI Based Machine Vision and Software for Campus Parking Management, PERCS(TM)

●	Announced AI Machine Vision Systems to be Deployed at the Largest Seaport in Israel with Annual Cargo Tonnage of more than 20 million Tons

●	Dangot to provide its self-service kiosks to Aroma Espresso Bar (Aroma), the largest coffee chain in Israel with branches in the US, Canada and other countries. According to a Forbes article titled “Self-Order Kiosks Are Finally Having A Moment In The Fast Food Space”, written by Alicia Kelso (1) , it is predicted that the self-service kiosk market will reach $30.8 billion by 2024.

●	Announced $13.6 million in purchase orders in the month of October

Shai Lustgarten, CEO of omniQ, “OMNIQ now is a stronger company as a result of the positive developments in all our activities during the third quarter. The NASDAQ listing positions us at the forefront of technological companies enabling wider audience and potentially better liquidity; we were honored by NASDAQ to ring the Closing Bell on October 8, 2021. The acquisition of Dangot Computers opened lucrative potential opportunities that are currently being examined by our joint teams. We strengthened our balance sheet while achieving 30% YoY growth in revenue to $20.5 million. While we are not immune to supply chain disruptions, demand remains high as evidenced by more than $13 million in orders announced in October alone. Having a strong and loyal customer base, combined with our state-of-the-art solutions, allows us to confidently state that we expect our growth to continue.”

Third Quarter 2021 Financial Results

OMNIQ reported revenue of $20.5 million for the quarter ended September 30, 2021, an increase of 29.6% from $15.8 million in the third quarter of 2020. Our Gross Margin grew from 18% to 23% which coupled with the Dangot acquisition resulted in a 66% growth in Gross Profit to $4.7M. Total operating expenses for the quarter were $8.8 million, compared with $5.8 million in the third quarter of 2020, however there were significant non-recurring expenses related to the acquisition in Q3 this year.

Net loss for the quarter was $5 million, or a loss of $.73 per basic share, compared with a loss of $3.8 million, or a loss of $ .83 per basic share, for the third quarter of last year.

Adjusted EBITDA (adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the third quarter of 2021 amounted to a loss of $2 million compared with an adjusted EBITDA loss of $905 thousand in the third quarter of 2020.

Cash balance at September 30, 2021 was approximately $10 million compared with $4.6 million at December 31, 2020.

Nine Months 2021 Financial Results

OMNIQ reported revenue of $53.4 million for the nine months that ended September 30, 2021, an increase of 26% from $42.3 million in the same period of 2020. Our Gross Profit grew to $10.6M in the nine months that ended September 30, 2021 compared to $8.4M in the same period in 2020. Total operating expenses for the nine months that ended September 30, 2021 were $10.8M, compared with $8.6M in the same period in 2020, however there were significant non-recurring expenses related to the acquisition in Q3 this year.

Net loss for the nine months that ended September 30, 2021 was $10.9 million, or a loss of $1.86 per basic share, compared with a loss of $8.6 million, or a loss of $2.03 per basic share, for the same period of last year.

Adjusted EBITDA (adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the nine months that ended September 30, 2021 amounted to a loss of $3.5 million compared with an adjusted EBITDA loss of $2.2M in the same period of 2020.

OMNIQ CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the three months		For the nine months
	ending September 30,		ending September 30,
(In thousands, except share and per share data)	2021	2020	2021	2020
Revenues
Total Revenues	$20,513	$15,833	$53,383	$42,309

Cost of goods sold
Cost of goods sold	15,842	13,024	42,778	33,886

Gross profit	4,671	2,809	10,605	8,423

Operating expenses
Research & Development	474	428	1,437	1,260
Selling, general and administrative	6,801	4,808	15,348	11,838
Depreciation	82	44	167	134
Amortization	1,528	550	2,575	1,562
Total operating expenses	8,885	5,830	19,527	14,794

Loss from operations	(4,214)	(3,021)	(8,922)	(6,371)

Other income (expenses):
Interest expense	(587)	(744)	(1,890)	(1,957)
Other (expenses) income	(159)	(16)	2	(318)
Total other expenses	(746)	(760)	(1,888)	(2,275)

Net Loss Before Income Taxes	(4,960)	(3,781)	(10,810)	(8,646)

Provision for Income Taxes
Current	(117)	-	(119)	-
Total Provision for Income Taxes	(117)	-	(119)	-

Net Loss	(5,076)	(3781)	(10,929)	(8,646)
Net income attributable to noncontrolling interest	166	-	166	-
Net Loss attributable to OmniQ Corp	$(5,242)	$(3,781)	$(11,095)	$(8,646)

Net Loss	$(5,076)	$(3,781)	$(10,929)	$(8,646)

Foreign currency translation adjustment	(58)	(16)	(24)	(30)

Comprehensive loss	$(5,134)	$(3,797)	$(10,953)	$(8,676)

Reconciliation of net loss to net loss attributable to common shareholders
Net loss	$(5,076)	$(3781)	$(10,929)	$(8,646)

Less: Preferred stock – Series C dividend	(12)	(32)	(57)	(158)

Net loss less series C dividend	(5,064)	(3813)	(10,872)	(8,804)

Net income after series C dividend attributable to noncontrolling interest	166	-	166	-
Net loss after series C dividend attributable to common stockholders’ of OmniQ Corp	$(5,230)	$(3,813)	$(11,038)	$(8,804)
Net (loss) per share - basic attributable to common stockholders’ of OmniQ Corp	$(0.73)	$(0.83)	$(1.86)	$(2.03)

Weighted average number of common shares outstanding - basic	7,224,958	4,588,944	5,971,440	4,339,634

The accompanying unaudited notes should be read in conjunction with these unaudited condensed consolidated financial statements

OMNIQ Corp.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

	Nine months ended
(In thousands)	September 30,
Adjusted EBITDA Calculation	2021	2020

Net loss	(10,929)	(8,646)
Depreciation & amortization	2,742	1,696
Interest expense	1,889	1,957
Income taxes	119	-
Stock compensation	2,596	2,275
Nonrecurring legal expense	253	429
Nonrecurring income events	(252)	-
Adjusted EBITDA	(3,582)	(2,289)

Total revenues, net	53,383	42,309

Adjusted EBITDA as a % of total revenues, net	-6.7%	-5.4%

Earnings Call Details

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Event Date: Tuesday, November 16, 2021 - 11:00 AM Eastern Time

Participant Numbers:

Toll Free: 877-545-0523

International: 973-528-0016

Participant Access Code: 232088

Event Link: Webcast URL: https://www.webcaster4.com/Webcast/Page/2310/43590

Replay Number:

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 43590

Replay Link: Webcast URL: https://www.webcaster4.com/Webcast/Page/2310/43590

About omniQ Corp.

omniQ Corp. (OTCQB: OMQS) provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management, and access control applications. The technology and services provided by the Company help clients move people, assets, and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

omniQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

omniQ recently announced the closing of its acquisition of 51% of the capital stock of Dangot. omniQ has an option to purchase the remaining 49% of the capital stock. Dangot is an Israeli based leader in providing innovative technologies including: frictionless automated order processing & digital payment processing products for the retail, fast food and parking markets; integrated work stations for physicians, drug delivery and blood tests; robotics for smart warehouses; point of sales, self-check in management, and other state of the art solutions.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023. For more information, visit www.omniq.com.

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “anticipate”, “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company’s products particularly during the current health crisis , the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, and other information that may be detailed from time-to-time in omniQ Corp.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting omniQ Corp., please refer to the Company’s recent Securities and Exchange Commission filings, which are available at https://www.sec.gov. omniQ Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

James Carbonara

Hayden IR

(646)-755-7412

james@haydenir.com

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com